EXHIBIT 3.21(a)
AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.
     The undersigned member, acting pursuant to La. R.S. §12:1309 of the Limited Liability Company Law of Louisiana (as amended from time to time or any successor statute, the “Act”), desires to amend the Articles of Organization (the “Original Articles”) of Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company (the “Company”), executed on July 22, 1999 and filed with the Louisiana Secretary of State on July 22, 1999 and effective as of July 22, 1999. In accordance with La. R.S. §12:1318 of the Act, these Amended and Restated Articles of Organization of the Company (these “Amended Articles”) were adopted by the unanimous written consent of the sole member of the Company. The Original Articles are hereby amended and restated in their entirety as follows:
ARTICLE I
NAME
     The name of the limited liability company is Centroplex Centre Convention Hotel, L.L.C.
ARTICLE II
PURPOSE
     The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under the Act.
ARTICLE III
MANAGEMENT
     3.1 Authority and Obligations of the Manager. Management of the Company shall be vested in its sole member, CP Baton Rouge Casino, L.L.C., a Louisiana limited liability company (the “Member”).
     3.3 Right to Rely on Manager. The exercise of any power conferred by these Amended Articles on the Member shall serve to bind the Company and constitute the act of the Company. Any person or entity dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Member as to:
          a. The identity of the Member;
          b. The existence or nonexistence of any fact which constitutes a condition precedent to acts by the Member or which are in any other manner germane to the affairs of the Company;
          c. The persons who are authorized to execute and deliver any instrument or document of the Company;

          d. The authenticity of any copy of these Amended Articles, amendments thereof and/or any other document relating to the conduct of the business of the Company; or
          e. Any act or failure to act by the Company or any other matter whatsoever involving the Company or the Member.
ARTICLE IV
TERM
     The existence of the Company shall continue until it is dissolved and thereafter, to the extent provided for by applicable law, until wound up and terminated.
     These AMENDED AND RESTATED ARTICLES OF ORGANIZATION OF CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C. are executed by the Company, acting through its undersigned Member this 24th day of October, 2005.

CP Baton Rouge Casino, L.L.C.
/s/ William J. Yung
By: William J.Yung, III
Title:	President

ACKNOWLEDGMENT
STATE OF KENTUCKY
COUNTY OF [Kenton]
     BEFORE ME, the undersigned authority, personally came and appeared William J. Yung, III, to me personally known, who, being by me duly sworn, did declare and acknowledge before me and the undersigned competent witnesses that he is the President of CP Baton Rouge Casino, L.L.C., the sole member of Centroplex Centre Convention Hotel, L.L.C., (the “Company”) and that the foregoing Amended and Restated Articles of Organization of the Company were signed by him as his free and voluntary act and deed for the purposes set forth therein,
     IN WITNESS WHEREOF, the appearer, witnesses, and I have hereunto affixed our hands on this 24th day of October, 2005, in the aforesaid County and State.

WITNESSES:

/s/ Derek J. Haught Print Name: DEREK J. HAUGHT	/s/ William J. Yung WILLIAM J. YUNG, III
                    /s/ Lori L. SCHENK
     NOTARY PUBLlC
My commission expires:
LORI L. SCHENK
Notary Public, Kentucky State at Large
My Commission Expires Sept. 19, [ILLEGIBLE]

/s/ Vivian M. Raby Print Name: VIVIAN M. RABY